EXHIBIT 10-5


                                                c/o Sterling Energy Company
                                                1200 17th Street, Suite 1000
                                                Denver, CO  80202
                                                Phone: (720)946-6105
                                                Fax: (702) 946-6104


SIEIRA GAS CORPORATION



May 8, 2003


Mr. Sacha H. Spindler
Petrogen International LTD

Re: Gas Purchase Proposal, Enos Creek Field - Hot Springs County, Wyoming


Dear Sacha:

Sierra Gas Corporation ("Sierra") is pleased to present this proposal to purchase natural gas from Petrogen Corporation's ("Petrogen") Enos Creek area operations.

Sierra registered to do business in the state of Wyoming in 1999 and since then we have developed multiple gas markets on the Williston Basin Interstate ("WGl") Pipeline System in conjunction with our Big Horn Gas Plan operations. We also have a long-standing relationship with WBI and would maintain an Operational Balancing Agreement on WBI for your Enos Creek Production. We are confident we can provide you a consistent market for all your natural gas production and creditworthy customers who will pay you in full within 30 days of each production month end.

We propose to purchase all of Petrogen's Enos Creek area production on the following terms:

1. PURCHASE PRICE: 90% of Colorado Interstate Gas ("CIG") Rocky Mountain First of Month {"FOM") Index Price. Alternatively, if CIG FOM Index market is not available for all of the gas in a particular month, then 90% of the Weighted Average Sale Price ("WASP") received by Sierra at the WBI delivery point,

2. GAS SALES VOLUME; The gas volumes available for sale under this agreement shall be reduced by any fuel, lost and unaccounted for gas volumes attributable to the Wyoming Gas System and the WS! System as part of the payment calculation,

3. DELIVERY POINT: Custody of the gas shall pass to Sierra at Petrogen's check meter into WGS, provided that the volume of gas available for sale under this Agreement shall be reduced by any losses on the WGS as determined by the WBI Monthly Allocation Statement.

4. QUALITY; Petrogen shall deliver gas under this Agreement which meets the Gas Quality Specifications established by WGS and WBI for gas on their systems.

5. QUANTITY; Petrogen shall provide its projected gas flow for the coming month not later than 10 days prior to the Y'1 of the month and shall take all reasonable steps to produce its gas on a steady basis through the month, subject to FORCE MAJEURE events.

6. PAYMENTS; All proceeds payable under this Agreement shall be paid on a gross basis to Petrogen on or before the end of the month following the month of production. Petrogen shall be responsible for at! royalties, severance taxes and production payments. All transportation and compression fees, measurement and other costs and all fuel lost and unaccounted for



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May 8, 2003
Page 2


     gas volumes imposed by WGS shall be deducted prior to payment of the production proceeds to Petrogcn.

7. TERM: The term of this agreement shall be for one year from first gas deliveries hereunder Thereafter, the term will continue year to year unless terminated on written notice from either party delivered not less than 90 days prior to the end of the renewal term.

Please feel to to contact me directly if you have any questions or wish to discuss these terms further. If the terms above are generally acceptable, please sign below and we will prepare a formal Gas Purchase Agreement for your review and execution.

Sincerely,

/s/ WILLIAM H. PENNEY


WILLIAM H. PENNEY, PRESIDENT
SfERRA GAS CORPORATION

AGREED AND ACCEPTED BY PETROGEN

BY:  /s/ SACHA SPINDLER
---------------------------------------
TITLE:  PRESIDENT, CEO

DATE:  05/09/03




ESTIMATED INITIAL GAS FLOW:

Date:   TBA     Volume:  500 mefqd



cc: Robert B. Sanders